Exhibit 99.1

CytoSorbents Awarded up to $3M in SBIR Phase IIB Bridge Funding by
NIH/NHLBI to Accelerate U.S. Approval and Commercialization of the
HemoDefend™ Blood Transfusion Filter

MONMOUTH JUNCTION, N.J., August 21, 2018 — CytoSorbents Corporation (NASDAQ:CTSO) a critical care immunotherapy leader specializing in blood purification, announced today that the National Heart, Lung, and Blood Institute (NHLBI), a division of the National Institutes of Health (NIH), has awarded the company a three-year Phase IIB Bridge SBIR (Small Business Innovation Research) award, valued at up to $3 million, to facilitate and accelerate the commercialization of its HemoDefend™ red blood cell (RBC) transfusion filter.

The HemoDefend-RBC filter is designed to improve the safety and quality of the blood supply by reducing non-infectious contaminants in packed red blood cells such as potassium, free hemoglobin, bioactive lipids, cytokines, and antibodies. These contaminants can cause problematic and potentially life-threatening transfusion reactions. There are more than 100 million RBC units transfused worldwide each year, and according to the American Red Cross, someone in the U.S. needs blood every 2 seconds.

Dr. Phillip Chan, Chief Executive Officer stated, “The HemoDefend-RBC filter development has been generously supported by NHLBI and U.S. Special Operations Command (USSOCOM) with approximately $1.7 million in non-dilutive SBIR Phase I and II funding. In this next phase, NHLBI will match company funds dollar-for-dollar up to approximately $1 million each year for three years, for total funding of approximately $3 million, subject to the availability of funds and satisfactory progress of the project. This funding will be used to help finance the costs of the HemoDefend pRBC pivotal clinical trial that is expected to begin in Q1 2019 and support U.S. FDA regulatory approval, as well as initial commercialization activities including manufacturing scale-up. We thank NHLBI for their continued support.”

Dr. Maryann Gruda, Director of Biology added: “The financial and resource support by NHLBI and USSOCOM has enabled our team at CytoSorbents to rapidly design, test, optimize, and validate the HemoDefend-RBC filter in internal and external studies. This process highlights the flexibility of our bead-based blood purification platform, and the deep expertise of translational product development at our company. Following our initial pre-submission discussions with the FDA that were facilitated by NHLBI, we look forward to potentially obtaining investigational device exemption (IDE) protocol approval, successfully executing the pivotal study, and making the HemoDefend-RBC filter available to patients in need in the U.S. and around the world.”

The HemoDefend-RBC filter is not yet approved in the U.S. or elsewhere. This Phase IIB Bridge will be funded with Federal funds from the National Heart, Lung, and Blood Institute, of the National Institutes of Health, under Award No. R44HL141928. The content of this press release is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 53 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents recently initiated its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 46,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $25 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (USSOCOM), and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Please Click to Follow Us on Facebook and Twitter

Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:
Joshua Berkman

Rubenstein Public Relations
212-805-3055
jberkman@rubensteinpr.com